Exhibit (e)(1)

FORM OF DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and entered into as of December 21, 2016, by and between The RBB Fund, Inc. (the “Company”), on behalf of each of its series listed on Exhibit A attached hereto (each a “Fund” and collectively, the “Funds”),  and Foreside Funds Distributors, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of common stock (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Company desires to retain the Distributor as principal underwriter in connection with the offering of the Shares of the Funds;

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

WHEREAS, the Company has approved Foreside as principal underwriter of the Funds on the terms and conditions set forth herein, and the Company, on behalf of the Funds, wishes to engage Foreside to serve as the principal underwriter of the Funds;

WHEREAS, this Agreement has been approved by a vote of the Company’s board of directors (the “Board”) and its disinterested directors in conformity with Section 15(c) of the 1940 Act; and

WHEREAS, the Distributor is willing to act as principal underwriter for the Funds on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.             Appointment of Distributor.  The Company hereby appoints the Distributor as the principal underwriter of the Funds for the sale and distribution of Shares of the Funds, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such exclusive appointment and agrees to perform the services and duties set forth in this Agreement.

2.             Services and Duties of the Distributor.

A.            The Distributor agrees to act as the principal underwriter of the Funds for distribution of the Shares of the Funds, upon the terms and at the current offering price (plus sales charge, if any) described in the Prospectus.  As used in this Agreement, the term “Prospectus” shall mean each current prospectus, including the statement of additional information, as amended or supplemented, relating to any of the Funds and included in the currently effective registration statement(s) or post-effective amendment(s) thereto (the “Registration Statement”) of the Company under the Securities Act of 1933, as amended (the “1933 Act”) and the 1940 Act.

B.            During the continuous public offering of Shares of the Funds, the Distributor shall use commercially reasonable efforts to distribute the Shares.  All orders for Shares shall be made through financial intermediaries or directly to the applicable Fund or its designated agent.  Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus.  The Company or its designated agent will confirm orders and subscriptions upon receipt, will make appropriate book entries and, upon receipt of payment therefor, will issue the appropriate number of Shares in uncertificated form.

C.            The Distributor shall maintain membership with the NSCC and any other similar successor organization to sponsor a participant number for the Funds so as to enable the Shares to be traded through FundSERV.  The Distributor shall not be responsible for any operational matters associated with FundSERV or Networking transactions.

D.            The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations regarding the Funds other than as contained in the Prospectus and any sales literature and advertising materials specifically approved by each Fund.

E.            The Distributor agrees to review all proposed advertising materials and sales literature for compliance with applicable laws and regulations, and shall file with appropriate regulators those advertising materials and sales literature it believes are in compliance with such laws and regulations.  The Distributor agrees to furnish to the Funds any comments provided by regulators with respect to such materials.

F.             Each Fund agrees to redeem or repurchase Shares tendered by shareholders of the Fund in accordance with the Fund’s obligations set forth in the Prospectus and the Registration Statement.  Each Fund reserves the right to suspend such repurchase rights upon written notice to the Distributor.

G.            The Distributor may, in its discretion, and shall, at the request of the Company, enter into agreements with such qualified broker-dealers and other financial intermediaries as it may select, in order that such broker-dealers and other intermediaries also may sell Shares of the Funds.  The form of any dealer agreement shall be approved by the Company.  The Distributor shall not be obligated to make any payments to any broker-dealers, other financial intermediaries or other third parties, unless (i) the Distributor has received a corresponding payment from the applicable Fund’s plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act (“Plan”) and (ii) such corresponding payment has been approved by the Board.   The Distributor shall include in the forms of agreement with selling broker-dealers a provision for the forfeiture by them of any sales charge or discount with respect to Shares sold by them and redeemed, repurchased or tendered for redemption within seven business days after the date of confirmation of such purchases.

H.            The Distributor shall devote its best efforts to effect sales of Shares of the Funds but shall not be obligated to sell any certain number of Shares.

I.             The Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of 12b-1 payments received by the Distributor, if any.

J.             The Distributor may enter into agreements (“Subcontracts”) with qualified third parties to carry out some or all of the Distributor’s obligations under this Agreement, with the prior written consent of the Company, such consent not to be unreasonably withheld; provided that execution of a Subcontract shall not relieve the Distributor of any of its responsibilities hereunder.

K.            The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

3.             Representations, Warranties and Covenants of the Company.

A.            The Company hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)                                     it is duly organized and in good standing under the laws of its jurisdiction of incorporation/organization and is registered as an open-end management investment company under the 1940 Act;

(ii)                                  this Agreement has been duly authorized, executed and delivered by the Company and, when executed and delivered, will constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)                               it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws/operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(iv)                              the Shares are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable;

(v)                                 the Registration Statement and Prospectus included therein have been prepared in material conformity with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder;

(vi)                              the Registration Statement and Prospectus and any advertising materials and sales literature prepared by the Fund or its agent do not and shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects; and

(vii)                           the Company owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, “Intellectual Property”) necessary for or used in the conduct of the Funds’ business and for the offer, issuance, distribution and sale of the Shares in accordance with the terms of the Prospectus and this Agreement, and such Intellectual Property does not and will not knowingly breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party.

B.            The Company shall take, or cause to be taken, all necessary action to register the Shares under the federal and all applicable state securities laws and to maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated.  The Company authorizes the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares.

C.            The Company agrees to advise the Distributor promptly in writing:

(i)                                     of any material correspondence or other communication by the Securities and Exchange Commission (“SEC”) or its staff relating to the Funds, including requests by the SEC for amendments to the Registration Statement or Prospectus (not including routine comments on post-effective amendments to the Registration Statement);

(ii)                                  in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

(iii)                               of the happening of any event which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements therein not misleading;

(iv)                              of all actions taken by the SEC with respect to any amendments to any Registration Statement or Prospectus which may from time to time be filed with the SEC (not including routine comments on post-effective amendments to the Registration Statement);

(v)                                 in the event that it determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise or to suspend the redemption of Shares of any Fund at any time as permitted by the 1940 Act or the rules of the SEC; and

(vi)                              of the commencement of any litigation or proceedings against the Fund or any of its officers or directors, that the Fund knows of, or reasonably should know of, in connection with, and that could be reasonably expected to have a material adverse effect on, the issue and sale of any of the Shares.

D.            The Company shall file such reports and other documents as may be required under applicable federal and state laws and regulations, including state blue sky laws, and shall notify the Distributor in writing of the states in which the Shares may be sold and of any changes to such information.

E.            The Company agrees to file from time to time such amendments to its Registration Statement and Prospectus as may be necessary in order that its Registration Statement and Prospectus with respect to the Funds will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

F.             The Company shall fully cooperate in the efforts of the Distributor to sell and arrange for the sale of Shares.  In addition, the Company shall keep the Distributor fully informed of its affairs as they relate to the Funds and shall provide to the Distributor from time to time copies of all information, financial statements, and other papers that the Distributor may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for a Fund by its independent public accountants and such reasonable number of copies of the most current Prospectus and annual and interim reports to shareholders as the Distributor may request.  The Company shall forward a copy of any SEC filings relating to a Fund, including the Registration Statement, to the Distributor promptly.  The Company represents that it will not use or authorize the use of any advertising or sales material relating to a Fund unless and until such materials have been approved and authorized for use by the Distributor.

G.            The Company shall provide, and cause each other agent or service provider to the Funds, including the Funds’ transfer agent and investment advisers, to provide to Distributor in a timely and accurate manner all such information (and in such reasonable medium) that the Distributor may reasonably request that may be necessary for the Distributor to perform its duties under this Agreement.

H.            The Company shall not file any amendment to the Registration Statement or Prospectus that materially amends any provision therein which pertains to Distributor, the distribution of the Shares or the applicable sales loads or public offering price without giving Distributor reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Company’s right to file at any time such amendments to the Registration Statement or Prospectus, of whatever character, as the Company may deem advisable, such right being in all respects absolute and unconditional.

I.             The Company has adopted policies and procedures pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, the Company (and relevant agents) shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent the unauthorized access to or use of, records and information relating to the Funds and the owners of the Shares.

4.             Representations, Warranties and Covenants of the Distributor.

A.            The Distributor hereby represents and warrants to the Company, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)                                     it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)                                  this Agreement has been duly authorized, executed and delivered by the Distributor and, when executed and delivered, will constitute a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)                               it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(iv)                              it is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA.  It will promptly notify the Company if any regulatory actions are instituted against it by the SEC, any state or FINRA that could reasonably be expected to have a material adverse effect on its performance of its duties under this Agreement, or if its membership in FINRA or registration in any state is terminated or suspended.  It is registered pursuant to the blue sky laws of all states and territories of the United States to the extent necessary to permit it to offer Shares in such states and territories.

B.            In connection with all matters relating to this Agreement, the Distributor will comply with the applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations.

C.            The Distributor shall promptly notify the Company of the commencement of any litigation or proceedings against the Distributor or any of its managers, officers or directors in connection with the issue and sale of any of the Shares.

5.             Compensation.

A.            In consideration of the Distributor’s services in connection with the distribution of Shares of each Fund and Class thereof, the Distributor shall receive compensation set forth in Exhibit B.

B.            Except as specified in Section 5A, the Distributor shall be entitled to no compensation or reimbursement of expenses from the Company for services provided by the Distributor pursuant to this Agreement.  The Distributor may receive compensation from Motley Fool Asset Management, LLC (“Adviser”) related to its services hereunder or for additional services all as may be agreed to between Adviser and the Distributor.

6.             Expenses.

A.            Each Fund shall bear all costs and expenses in connection with registration of the Shares with the SEC and the applicable states, as well as all costs and expenses in connection with the offering of the Shares and communications with shareholders of its Funds, including but not limited to (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Registration Statements and Prospectuses and amendments thereto, as well as related advertising and sales literature, (iii) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials and other communications to shareholders of the Fund; and (iv) fees required in connection with the offer and sale of Shares in such jurisdictions as shall be selected by the Fund pursuant to Section 3(D) hereof.

B.            The Distributor shall bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification.  The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.

7.             Indemnification.

A.            Each Fund shall indemnify, defend and hold the Distributor, its affiliates and each of their respective members, managers, directors, officers, employees, representatives and any person who controls or previously controlled the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnitees”), free and harmless from and against any and all losses, claims, demands, liabilities, damages and expenses (including the reasonable costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and any reasonable counsel fees incurred in connection therewith) (collectively, “Losses”) that any Distributor Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or relating to (i) the Distributor serving as distributor of the Funds pursuant to this Agreement; (ii) a Fund’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (iii) a Fund’s failure to comply with any applicable securities laws or regulations; or (iv) any claim that the Registration Statement, Prospectus, shareholder reports, sales literature and advertising materials or other information filed or made public by a Fund (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading under the 1933 Act, or any other statute or the common law, or any violation of any rule of FINRA or of the SEC or any other jurisdiction wherein Shares of a Funds are sold, provided, however, that a Fund’s obligation to indemnify any of the Distributor Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, annual or interim report, or any such advertising materials or sales literature in reliance upon and in conformity with information relating to the Distributor and furnished to a Fund or its counsel by the Distributor in writing and acknowledging the purpose of its use.  In no event shall anything contained herein be so construed as to protect the Distributor against any liability to a Fund or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

Each Fund’s agreement to indemnify the Distributor Indemnitees with respect to any action is expressly conditioned upon the Fund being notified of such action or claim of loss brought against any Distributor Indemnitee, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Distributor Indemnitee, unless the failure to give notice does not prejudice the Fund.  Such notification shall be given by letter or by telegram addressed to the Fund’s President, but the failure so to notify the Fund of any such action shall not relieve the Fund from any liability which the Fund may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of the Fund’s indemnity agreement contained in this Section 7(A).

B.            Each Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund and approved by the Distributor, which approval shall not be unreasonably withheld.  In the event the Fund elects to assume the defense of any such suit and retain such counsel, the Distributor Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them.  If the Fund does not elect to assume the defense of any such suit, or in case the Distributor does not, in the exercise of reasonable judgment, approve of counsel chosen by the Fund or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Fund and the Distributor Indemnitee(s), the Fund will reimburse the Distributor Indemnitee(s) in such suit, for the reasonable fees and expenses of any counsel retained by Distributor and them.  The Fund’s indemnification agreement contained in Sections 7(A) and 7(B) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitee(s), and shall survive the delivery of any

Shares and the termination of this Agreement.  This agreement of indemnity will inure exclusively to the Distributor’s benefit, to the benefit of each Distributor Indemnitee.

C. The Distributor shall indemnify, defend and hold each Fund, its affiliates, and each of their respective directors, officers, employees, representatives, and any person who controls or previously controlled the Fund within the meaning of Section 15 of the 1933 Act (collectively, the “Fund Indemnitees”), free and harmless from and against any and all Losses that any Fund Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or based upon (i) the Distributor’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (ii) the Distributor’s failure to comply with any applicable securities laws or regulations; or (iii) any claim that the Registration Statement, Prospectus, sales literature and advertising materials or other information filed or made public by the Fund (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements not misleading, insofar as such statement or omission was made in reliance upon, and in conformity with, information furnished to a Fund by the Distributor in writing.  In no event shall anything contained herein be so construed as to protect a Fund against any liability to the Distributor to which the Fund would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

The Distributor’s agreement to indemnify the Fund Indemnitees is expressly conditioned upon the Distributor’s being notified of any action or claim of loss brought against a Fund Indemnitee, such notification to be given by letter or telegram addressed to the Distributor’s President, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Fund Indemnitee, unless the failure to give notice does not prejudice the Distributor.  The failure so to notify the Distributor of any such action shall not relieve the Distributor from any liability which the Distributor may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, otherwise than on account of the Distributor’s indemnity agreement contained in this Section 7(C).

D.            The Distributor shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by the Distributor and approved by the Fund Indemnitee, which approval shall not be unreasonably withheld.  In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the Fund Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them.  If the Distributor does not elect to assume the defense of any such suit, or in case the Fund does not, in the exercise of reasonable judgment, approve of counsel chosen by the Distributor or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Distributor and the Fund Indemnitee(s), the Distributor will reimburse the Fund Indemnitee(s) in such suit, for the fees and expenses of any counsel retained by the Fund and them.  The Distributor’s indemnification agreement contained in Sections 7(C) and (E) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Fund Indemnitee(s), and shall survive the delivery of any Shares and the termination of this Agreement.  This Agreement of indemnity will inure exclusively to the Fund’s benefit, to the benefit of each Fund Indemnitee.

E.            No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of this Section 7, without the prior written approval from the indemnifying party, which approval shall not be unreasonably withheld.  The indemnifying party is not authorized to accept any settlement that does not provide the applicable indemnified party with a complete release or that imposes liability not covered by these indemnifications or places restrictions on the indemnified party, in each case without the prior written consent of the indemnified party. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action.

F.             No person shall be obligated to provide indemnification under this Section 6 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of the FINRA; provided, however, in such event indemnification shall be provided under this Section 7 to the maximum extent so permissible.

8.             Dealer Agreement Indemnification.

A.            Distributor acknowledges and agrees that certain large and significant broker-dealers, such as (without limitation) Merrill Lynch, UBS and Morgan Stanley (all such brokers referred to herein as the “Brokers”), require that Distributor enter into dealer agreements (the “Non-Standard Dealer Agreements”) that contain certain representations, undertakings and indemnification that are not included in the standard dealer agreement.

B.            To the extent that Distributor is requested or required by a Fund to enter into any Non-Standard Dealer Agreement, the Fund shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) the Distributor’s actions or failures to act pursuant to any Non-Standard Dealer Agreement; (b) any representations made by the Distributor in any Non-Standard Dealer Agreement to the extent that the Distributor is not required to make such representations in the standard dealer agreement; or (c) any indemnification provided by the Distributor under a Non-Standard Dealer Agreement to the extent that such indemnification is beyond the indemnification the Distributor provides to intermediaries in the standard dealer agreement.  In no event shall anything contained herein be so construed as to protect the Distributor Indemnitees against any liability to the Fund or its shareholders to which the Distributor Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of Distributor’s obligations or duties under the Non-Standard Dealer Agreement or by reason of Distributor’s reckless disregard of its obligations or duties under the Non-Standard Dealer Agreement.

9.             Limitations on Damages.  Neither party shall be liable for any consequential, special or indirect losses or damages suffered by the other party, whether or not the likelihood of such losses or damages was known by the party.

10.          Force Majeure.  Neither party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, Acts of Nature (including fire, flood, earthquake, storm, hurricane or other natural disaster); action or inaction of civil or military authority; acts of foreign enemies; war; terrorism; riot; insurrection; sabotage; epidemics; labor disputes; civil commotion; or interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the party seeking to apply this force majeure clause.

11.          Duration and Termination.

A.            This Agreement shall become effective with respect to each Fund listed on Exhibit A hereof as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Exhibit A to this Agreement relating to that Fund is executed.  Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof.  Thereafter, if not terminated, this Agreement shall continue automatically in effect as to each Fund for successive one-year periods, provided such continuance is specifically approved at least annually by (i) the Board or (ii) the vote of a majority of the outstanding voting securities of a Fund, in accordance with Section 15 of the 1940 Act.

B.            Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to a particular Fund (i) through a failure to renew this Agreement at the end of a term or (ii) upon mutual consent of the parties.  Further, this Agreement may be terminated upon no less than 60 days’ written notice, by either the Company through a vote of a majority of the members of the Board who are not interested persons, as that term is defined in the 1940 Act, and have no direct or indirect financial interest in the operation of this Agreement or by vote of a majority of the outstanding voting securities of a Fund, or by the Distributor.

C.            This Agreement will automatically terminate in the event of its assignment, as defined in the 1940 Act.

12.          Anti-Money Laundering Compliance.

A.            Each of Distributor and the Company acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering.  Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

B.            The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Distributor with any broker-dealer or other financial intermediary that is authorized to effect transactions in Shares of the Funds.

C.            Each of Distributor and the Company agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”).  Distributor undertakes that it will grant to the Company, the Company’s anti-money laundering compliance officer and appropriate regulatory agencies, reasonable access to copies of Distributor’s AML Operations, and related books and records to the extent they pertain to the Distributor’s services hereunder.  It is expressly understood and agreed that the Company and the Company’s compliance officer shall have no access to any of Distributor’s AML Operations, books or records pertaining to other clients or services of Distributor.

13.          Privacy.  In accordance with Regulation S-P, the Distributor will not disclose any non-public personal information, as defined in Regulation S-P, received from the Company or any Fund regarding any Fund shareholder; provided, however, that the Distributor may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor.  The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Funds.

The Company represents to the Distributor that it has adopted a Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide to the Distributor a copy of that statement annually.  The Distributor agrees to use reasonable precautions to protect, and prevent the unintentional disclosure of, such non-public personal information.

14.          Confidentiality.  During the term of this Agreement, the Distributor and the Company may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients.  As used in this Agreement, “Confidential Information” means information belonging to the Distributor or the Company which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement.  Confidential Information does not include: (i) information that was known to the receiving Party before receipt thereof from or on behalf of the Disclosing Party; (ii) information that is disclosed to the Receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this Section ; (iii)

information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; or (iv) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party’s Confidential Information other than in connection with its obligations hereunder.  Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any governmental agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.

15.          Notices.  Any notice required or permitted to be given by any party to the others shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or 3 days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by facsimile transmission to the other party’s address as set forth below:

Notices to the Distributor shall be sent to:

Foreside Fund Services, LLC

Attn: Legal Department

Three Canal Plaza, Suite 100

Portland, Maine 04101

(207) 553-7110

Fax: (207 553-7151

Notices to the Company shall be sent to:

The RBB Fund, Inc.

c/o US Bancorp Fund Services

615 E. Michigan St.

Milwaukee, WI 53202

Attn: Salvatore Faia

16.          Modifications.  The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the parties.  If required under the 1940 Act, any such amendment must be approved by the Board, including a majority of the Board who are not interested persons, as such term is defined in the 1940 Act, of any party to this Agreement, by vote cast in person at a meeting for the purpose of voting on such amendment.

17.          Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

18.          Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.

19.          Survival.  The provisions of Sections 5, 6, 7, 8, 13 and 14 of this Agreement shall survive any termination of this Agreement.

20.          Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

21.          Counterparts.  This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

The RBB Fund, Inc., on behalf of each Fund listed on Exhibit A		Foreside Funds Distributors LLC

By:		By:
	Salvatore Faia, President		Mark Fairbanks, Vice-President

EXHIBIT A

Fund Names

Motley Fool Independence Fund

Motley Fool Great America Fund

Motley Fool Epic Voyage Fund

A-1

Exhibit B

Compensation

SALES LOADS*:

1.             With respect to Class A Shares (i) that part of the sales charge which is retained by the Distributor after reallowance of discounts to dealers as set forth, if required, in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of the offering, as amended.

2.             With respect to Class C Shares (i) that part of any front-end sales charge which is retained by the Distributor after allowance of discounts to dealers as set forth, if required, in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of the offering, as amended, and (ii) the contingent deferred sales charge payable with respect to Class C Shares sold through the Distributor as set forth in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of sale of such Class C Shares.

3.             With respect to Institutional Shares and Investor Shares of the Funds, the Distributor shall not be entitled to any compensation.

4.             With respect to any future Class of Shares, the Distributor shall be entitled to such consideration as the Fund and the Distributor shall agree at the time such Class of Shares is established.

*All Sales Loads received by the Distributor shall be held to be used solely for distribution-related expenses and shall not be retained as profit.

12b-1 PAYMENTS:

Attached to this Exhibit B are all plans of distribution under Rule 12b-1 under the 1940 Act approved by the Funds and in effect (collectively, the “Distribution Plan”).  If the Funds have a Board approved Distribution Plan that authorizes them to compensate and reimburse the Distributor for distribution services, then the Funds shall be responsible for all compensation and reimbursements pursuant to this Agreement, or such portions thereof as are authorized under the Distribution Plan.

Notes:

•                  Fees will be calculated and payable monthly.

•                  All fees are subject to a CPI increase based on each contract anniversary.

B-1